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                                                                      EXHIBIT 99


                  ALEXANDRIA SECURITIES AND INVESTMENT COMPANY

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS


     The undersigned hereby appoints _______________, _______________, and
_______________, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of Alexandria Securities and Investment Company ("Alexandria") to be held at _______________, _______________, Alexandria,
Minnesota, at __:__ _.m. on _________, December 7, 1994, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

     (1) The adoption of the Amended and Restated Agreement and Plan of Reorganization among Alexandria, Community State Bank of Alexandria (the "Bank"), and Norwest Corporation ("Norwest"), dated as of July 21, 1994, pursuant to which (i) a wholly owned subsidiary of Norwest will be merged with Alexandria, with Alexandria as the surviving entity, and each outstanding share of the common stock of Alexandria will be exchanged for shares of the common stock, par value $1 2/3 per share, of Norwest, and (ii) the Bank will be merged with a wholly owned subsidiary of Norwest, as more fully described in the Proxy Statement-Prospectus accompanying this Proxy.

          FOR  / /       AGAINST  / /        ABSTAIN  / /

     (2) In their discretion on such matters as may properly come before the meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement-Prospectus relating to the meeting, receipt of which are hereby acknowledged.

     Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1. If no direction is supplied, the proxy will be voted "FOR" proposal 1.


                                  Dated:                          , 1994.
                                        --------------------------


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                                 (Please sign exactly as name appears at left.)


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                                 (If stock is owned by more than one person, all
                                 owners should sign.  Persons signing as
                                 executors, administrators, trustees, or in similar capacities should so indicate.)


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.